EXHIBIT 99.1

AutoZone 3rd Quarter Same Store Sales Decline 0.8%; EPS Increases 6.2% to $11.44

MEMPHIS, Tenn., May 23, 2017 (GLOBE NEWSWIRE) -- AutoZone, Inc. (NYSE:AZO) today reported net sales of $2.6 billion for its third quarter (12 weeks) ended May 6, 2017, an increase of 1.0% from the third quarter of fiscal 2016 (12 weeks).  Domestic same store sales, or sales for stores open at least one year, declined 0.8% for the quarter.

Net income for the quarter increased 1.3% over the same period last year to $331.7 million, while diluted earnings per share increased 6.2% to $11.44 per share from $10.77 per share in the year-ago quarter.  As previously reported, the Company adopted a new accounting standard on August 28, 2016, related to stock option exercises.  For the quarter, the adoption of the new standard increased EPS by $0.32.  Excluding this adjustment, EPS would have increased by 3.2%.

For the quarter, gross profit, as a percentage of sales, was 52.6% (21 bps deleverage versus the same period last year).  The decrease in gross margin was attributable to higher supply chain costs associated with current year inventory initiatives (-28 bps) and higher inventory shrink results (-20 bps), partially offset by lower acquisition costs.  Operating expenses, as a percentage of sales, were 32.4% (25 bps deleverage versus the same period last year).  Operating expenses, as a percentage of sales, were higher than last year primarily from fixed cost deleverage due to our comparable stores sales decline, higher self-insurance cost and increasing wage pressures, partially offset by favorability from last year’s discrete legal charge and lower incentive compensation.

Under its share repurchase program, AutoZone repurchased 396 thousand shares of its common stock for $284 million during the third quarter, at an average price of $716 per share.  At the end of the third quarter, the Company had $1.051 billion remaining under its current share repurchase authorization.

The Company’s inventory increased 7.3% over the same period last year, driven by new stores and increased product placement.  Inventory per location was $653 thousand versus $629 thousand last year and $665 thousand last quarter.  Net inventory, defined as merchandise inventories less accounts payable, on a per location basis, was a negative $47 thousand versus negative $69 thousand last year and negative $36 thousand last quarter.

“I would like to thank all AutoZoners across the organization for their dedication to serving our customers throughout a very challenging spring sales season.  Our sales performance for the first five weeks of our quarter was significantly below our expectations, challenged by the well-publicized timing delays in IRS tax refunds.  The last seven weeks of sales demonstrated improvement, but not enough to make up for our soft start.  While this quarter’s results were below our expectations, our AutoZoners’ ongoing commitment to providing customers with Trustworthy Advice has us well positioned for the summer ahead.  Notwithstanding macro headwinds, including increasing wage pressures, we are confident in our long term positive fundamentals for sales growth, and we remain committed to driving shareholder value,” said Bill Rhodes, Chairman, President and Chief Executive Officer.

During the quarter ended May 6, 2017, AutoZone opened 35 new stores and relocated two stores in the U.S., opened eight new stores in Mexico, and none in Brazil.  As of May 6, 2017, the Company had 5,381 stores in 50 states in the U.S., the District of Columbia and Puerto Rico, 499 stores in Mexico, 26 IMC branches, and nine stores in Brazil for a total count of 5,915.

AutoZone is the leading retailer and a leading distributor of automotive replacement parts and accessories in the United States. Each AutoZone store carries an extensive product line for cars, sport utility vehicles, vans and light trucks, including new and remanufactured automotive hard parts, maintenance items, accessories, and non-automotive products.  Many stores also have a commercial sales program that provides commercial credit and prompt delivery of parts and other products to local, regional and national repair garages, dealers, service stations, and public sector accounts.  IMC branches carry an extensive line of original equipment quality import replacement parts.  AutoZone also sells the ALLDATA brand diagnostic and repair software through www.alldata.com. Additionally, we sell automotive hard parts, maintenance items, accessories, and non-automotive products through www.autozone.com, and accessories, performance and replacement parts through www.autoanything.com, and our commercial customers can make purchases through www.autozonepro.com and www.imcparts.net.  AutoZone does not derive revenue from automotive repair or installation.

AutoZone will host a conference call this morning, Tuesday, May 23, 2017, beginning at 10:00 a.m. (EDT) to discuss its third quarter results.  Investors may listen to the conference call live and review supporting slides on the AutoZone corporate website, www.autozoneinc.com by clicking “Investor Relations,” “Conference Calls.”  The call will also be available by dialing (210) 839-8923.  A replay of the call and slides will be available on AutoZone’s website.  In addition, a replay of the call will be available by dialing (203) 369-1211 through Tuesday, May 30, 2017, at 11:59 p.m. (EDT).

This release includes certain financial information not derived in accordance with generally accepted accounting principles (“GAAP”).  These non-GAAP measures include adjustments to reflect return on invested capital, adjusted debt, adjusted debt to EBITDAR, and cash flow before share repurchases.  The Company believes that the presentation of these non-GAAP measures provides information that is useful to investors as it indicates more clearly the Company’s comparative year-to-year operating results, but this information should not be considered a substitute for any measures derived in accordance with GAAP.  Management targets the Company’s capital structure in order to maintain its investment grade credit ratings and manages cash flows available for share repurchase by monitoring cash flows before share repurchases, as shown on the attached tables.  The Company believes this is important information for the management of its debt levels and share repurchases.  We have included a reconciliation of this additional information to the most comparable GAAP measures in the accompanying reconciliation tables.

Certain statements contained in this press release are forward-looking statements.  Forward-looking statements typically use words such as “believe,” “anticipate,” “should,” “intend,” “plan,” “will,” “expect,” “estimate,” “project,” “positioned,” “strategy” and similar expressions. These are based on assumptions and assessments made by our management in light of experience and perception of historical trends, current conditions, expected future developments and other factors that we believe to be appropriate. These forward-looking statements are subject to a number of risks and uncertainties, including without limitation: product demand; energy prices; weather; competition; credit market conditions; access to available and feasible financing; the impact of recessionary conditions; consumer debt levels; changes in laws or regulations; war and the prospect of war, including terrorist activity; inflation; the ability to hire and retain qualified employees; construction delays; the compromising of the confidentiality, availability, or integrity of information, including cyber security attacks; and raw material costs of our suppliers.  Certain of these risks are discussed in more detail in the “Risk Factors” section contained in Item 1A under Part 1 of the Annual Report on Form 10-K for the year ended August 27, 2016, and these Risk Factors should be read carefully. Forward-looking statements are not guarantees of future performance and actual results; developments and business decisions may differ from those contemplated by such forward-looking statements, and events described above and in the “Risk Factors” could materially and adversely affect our business. Forward-looking statements speak only as of the date made. Except as required by applicable law, we undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Actual results may materially differ from anticipated results.

AutoZone's 3rd Quarter Highlights - Fiscal 2017

Condensed Consolidated Statements of Operations
3rd Quarter, FY2017
(in thousands, except per share data)
	GAAP Results
	12 Weeks Ended	12 Weeks Ended
	May 6, 2017	May 7, 2016

Net sales	$2,619,007	$2,593,672
Cost of sales	1,240,589	1,223,214
Gross profit	1,378,418	1,370,458
Operating, SG&A expenses	848,848	834,084
Operating profit (EBIT)	529,570	536,374
Interest expense, net	35,675	34,051
Income before taxes	493,895	502,323
Income taxes (1)	162,195	174,808
Net income	$331,700	$327,515
Net income per share: (1)
Basic	$11.70	$10.99
Diluted	$11.44	$10.77
Weighted average shares outstanding:
Basic	28,358	29,809
Diluted (1)	29,005	30,405

(1) The Company adopted a new accounting standard on August 28, 2016, that requires excess tax benefits from stock option exercises to be recognized in the income statement. The adoption of the new standard increased EPS by $0.32, driven by a lower effective tax rate of 231 bps, (a $0.40 benefit to EPS), partially offset by a change to the dilutive outstanding shares calculation (a $0.08 reduction to EPS). Prior period's financial information was not restated to conform to the current period’s presentation.

Year-To-Date 3rd Quarter, FY2017
(in thousands, except per share data)	GAAP Results
	36 Weeks Ended	36 Weeks Ended
	May 6, 2017	May 7, 2016

Net sales	$7,376,071	$7,236,907
Cost of sales	3,490,575	3,422,919
Gross profit	3,885,496	3,813,988
Operating, SG&A expenses	2,513,054	2,456,959
Operating profit (EBIT)	1,372,442	1,357,029
Interest expense, net	103,180	101,893
Income before taxes	1,269,262	1,255,136
Income taxes (2)	422,293	440,897
Net income	$846,969	$814,239
Net income per share: (2)
Basic	$29.57	$27.00
Diluted	$28.86	$26.46
Weighted average shares outstanding:
Basic	28,638	30,159
Diluted (2)	29,349	30,773

(2) The Company adopted a new accounting standard on August 28, 2016, that requires excess tax benefits from stock option exercises to be recognized in the income statement. The adoption of the new standard increased EPS by $0.72, driven by a lower effective tax rate of 214 bps, (a $0.93 benefit to EPS), partially offset by a change to the dilutive outstanding shares calculation (a $0.21 reduction to EPS). Prior period's financial information was not restated to conform to the current period’s presentation.

Selected Balance Sheet Information
(in thousands)
	May 6, 2017	May 7, 2016	August 27, 2016

Cash and cash equivalents	$227,141	$213,380	$189,734
Merchandise inventories	3,861,052	3,597,251	3,631,916
Current assets	4,507,249	4,225,486	4,239,573
Property and equipment, net	3,904,152	3,619,305	3,733,254
Total assets	9,028,264	8,464,105	8,599,787
Accounts payable	4,140,690	3,991,030	4,095,854
Current liabilities	4,793,540	4,647,589	4,690,320
Total debt	5,152,843	4,953,697	4,924,119
Stockholders' deficit	(1,714,214)	(1,863,282)	(1,787,538)
Working capital	(286,291)	(422,103)	(450,747)

Adjusted Debt / EBITDAR (Trailing 4 Qtrs)
(in thousands, except adjusted debt to EBITDAR ratio)
	May 6, 2017	May 7, 2016
Net income	$1,273,737	$1,215,376
Add: Interest	148,968	148,958
Taxes	653,103	661,967
EBIT	2,075,808	2,026,301

Add: Depreciation and amortization	313,920	290,173
Rent expense	294,641	274,660
Share-based expense	40,716	39,759
EBITDAR	$2,725,085	$2,630,893

Debt	$5,152,843	$4,953,697
Capital lease obligations	151,961	128,870
Add: Rent x 6	1,767,846	1,647,960
Adjusted debt	$7,072,650	$6,730,527

Adjusted debt to EBITDAR	2.6	2.6

Selected Cash Flow Information
(in thousands)
	12 Weeks Ended	12 Weeks Ended	36 Weeks Ended	36 Weeks Ended
	May 6, 2017	May 7, 2016	May 6, 2017	May 7, 2016

Depreciation and amortization	$75,343	$68,529	$219,988	$203,465
Capital spending	141,831	113,331	357,934	299,922

Cash flow before share repurchases:
Increase in cash and cash equivalents	$16,492	$5,422	$37,407	$38,071
Increase in debt, excluding deferred financing	5,100	112,400	230,700	330,900
Add back share repurchases	283,564	532,668	844,183	1,082,725
Cash flow before share repurchases and changes in debt	$294,956	$425,690	$650,890	$789,896

Other Selected Financial Information
(in thousands, except ROIC)
	May 6, 2017	May 7, 2016

Cumulative share repurchases ($ since fiscal 1998)	$17,598,832	$16,384,912
Remaining share repurchase authorization ($)	1,051,168	765,088

Cumulative share repurchases (shares since fiscal 1998)	141,924	140,312

Shares outstanding, end of quarter	28,155	29,501

	Trailing 4 Quarters
	May 6, 2017	May 7, 2016
Net income	$1,273,737	$1,215,376
Adjustments:
Interest expense	148,968	148,958
Rent expense	294,641	274,660
Tax effect*	(150,383)	(149,538)
After-tax return	1,566,963	1,489,456

Average debt**	5,035,993	4,737,645
Average stockholders' deficit**	(1,817,540)	(1,745,470)
Add: Rent x 6	1,767,846	1,647,960
Average capital lease obligations**	145,749	127,954
Pre-tax Invested capital	$5,132,048	$4,768,089

Return on Invested Capital (ROIC)	30.5%	31.2%

* Effective tax rate over trailing four quarters ended May 6, 2017 is 33.9% and May 7, 2016 is 35.3%.
** All averages are computed based on trailing 5 quarter balances.

AutoZone's 3rd Quarter Fiscal 2017
Selected Operating Highlights

Location Count & Square Footage

	12 Weeks Ended		12 Weeks Ended		36 Weeks Ended	36 Weeks Ended
	May 6, 2017		May 7, 2016		May 6, 2017	May 7, 2016
AutoZone Domestic stores (Domestic):
Store count:
Beginning domestic stores	5,346		5,193		5,297	5,141
Stores opened	35		33		84	85
Stores closed	-		-		-	-
Ending domestic stores	5,381		5,226		5,381	5,226

Relocated stores	2		1		4	4

Stores with commercial programs	4,493		4,274		4,493	4,274

Square footage (in thousands)	35,150		34,094		35,150	34,094

AutoZone Mexico stores:
Stores opened	8		7		16	17
Total stores in Mexico	499		458		499	458

AutoZone Brazil stores:
Stores opened	-		-		1	1
Total stores in Brazil	9		8		9	8

Total AutoZone stores	5,889		5,692		5,889	5,692

Square footage (in thousands)	38,900		37,528		38,900	37,528
Square footage per store	6,606		6,593		6,606	6,593

IMC branches:
Branches opened	-		1		-	5
Total IMC branches	26		25		26	25

Total locations chainwide	5,915		5,717		5,915	5,717

Sales Statistics
($ in thousands, except sales per average square foot)
	12 Weeks Ended		12 Weeks Ended		Trailing 4 Quarters	Trailing 4 Quarters
Total AutoZone stores (Domestic, Mexico and Brazil)	May 6, 2017		May 7, 2016		May 6, 2017	May 7, 2016
Sales per average store	$424		$434		$1,768	$1,785
Sales per average square foot	$64		$66		$268	$271

Total Auto Parts (Domestic, Mexico, Brazil, and IMC)
Total auto parts sales	$2,530,689		$2,503,108		$10,408,512	$10,157,577
% Increase vs. LY	1.1%		4.1%		2.5%	6.0%

Domestic Commercial (Excludes IMC)
Total domestic commercial sales	$498,575		$481,444		$2,025,481	$1,920,418
% Increase vs. LY	3.6%		6.5%		5.5%	9.6%

All Other (ALLDATA, E-Commerce, and AutoAnything)
All other sales	$88,318		$90,564		$366,329	$369,734
% Increase vs. LY	(2.5%)		2.3%		(0.9%)	2.6%

	12 Weeks Ended		12 Weeks Ended		36 Weeks Ended	36 Weeks Ended
	May 6, 2017		May 7, 2016		May 6, 2017	May 7, 2016
Domestic same store sales	(0.8%)		2.0%		0.2%	3.0%

Inventory Statistics (Total Locations)
	as of		as of
	May 6, 2017		May 7, 2016
Accounts payable/inventory	107.2%		110.9%

($ in thousands)
Inventory	$3,861,052		$3,597,251
Inventory per location	653		629
Net inventory (net of payables)	(279,638)		(393,779)
Net inventory / per location	(47)		(69)

	Trailing 5 Quarters
	May 6, 2017		May 7, 2016
Inventory turns	1.4	x	1.4	x

Contact Information:
Financial: Brian Campbell at (901) 495-7005, brian.campbell@autozone.com
Media: Ray Pohlman at (866) 966-3017, ray.pohlman@autozone.com